UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        April 15, 2009

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 15, 2009, Las Vegas Sands Corp. (the “Company”), Las Vegas Sands, LLC (the “Borrower”) a wholly-owned subsidiary of the Company, The Bank of Nova Scotia, as administrative agent and Goldman Sachs Lending Partners LLC, as auction manager (the “Auction Manager”), entered into the First Amendment to Credit and Guaranty Agreement (the “Amendment) to amend its $5.0 billion senior secured credit facility under a Credit and Guaranty Agreement, dated as of May 23, 2007 (the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time, certain domestic subsidiaries of the Borrower as guarantors, The Bank of Nova Scotia as administrative agent, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., and Citigroup Global Markets, Inc., as joint lead arrangers, joint bookrunners and syndication agents, and JPMorgan Chase Bank, N.A., as documentation agent.

The Amendment permits the Company from time to time to purchase term loans of the Borrower outstanding under the Credit Agreement pursuant to modified Dutch auctions conducted on the Company’s behalf by the Auction Manager. The Amendment provides that any term loans of the Borrower so purchased by the Company shall be immediately forgiven and cancelled. The Amendment further provides that the aggregate stated principal amount of term loans that can be repurchased shall not be more than $800.0 million and all such repurchases shall close on or prior to September 30, 2010. The Amendment also sets forth the terms and mechanics to be utilized while conducting the modified Dutch auctions, including providing for a minimum tender amount of $25.0 million in aggregate stated principal amount per each modified Dutch auction.

As a result of the Amendment, the Company has the option to repurchase outstanding term loans of the Borrower under the Credit Agreement via one or more modified Dutch auctions. There can be no assurances that the Company will conduct any auctions or that, if the Company does conduct one, the Company will be able to successfully purchase outstanding term loans at a price less than their aggregate stated principal amount.

Las Vegas Sands Corp. – Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 21, 2009

LAS VEGAS SANDS CORP.
By:	/s/ Kenneth J. Kay
Name: Kenneth J. Kay Title: Senior Vice President and Chief Financial Officer

Las Vegas Sands Corp. – Report on Form 8-K